First Amendment
to
Amended and Restated Declaration of Trust
of
Prime Group Realty Trust

     Prime Group Realty Trust, a Maryland real estate investment trust (the “Trust”), certifies as follows:

     FIRST: the Trust desires to amend its declaration of trust as currently in effect as hereinafter provided.

     SECOND: Section 2.2 of the declaration of trust is deleted in its entirety and replaced with the following:

Number.

(a) Each of the Trustees of the Trust (the “Trustees”) shall hold office until the next succeeding annual meeting of shareholders and until his or her successor is elected and qualified. Shareholder votes to elect Trustees shall be conducted in the manner provided in the Bylaws.

(b) The number of Trustees shall be seven (7), which number may be increased or decreased pursuant to the Bylaws and increased pursuant to Section 3.3.8 hereof, but shall not be less than three (3).

     THIRD: Section 2.3 of the declaration of trust is deleted in its entirety and replaced with the following:

Resignation or Removal. Any Trustee may resign by written or oral notice to the Board, effective upon delivery to the Trust of such notice or upon any future date specified in such notice. Subject to the rights of the holders of one or more classes or series of Preferred Shares to elect one or more Trustees, a Trustee may be removed at any time, with or without cause, at a meeting of shareholders, by the affirmative vote of the holders of not less than two-thirds of the shares of beneficial interest then outstanding and entitled to vote generally in the election of Trustees.

     FOURTH: the amendment to the declaration of trust was approved and advised by the Board of Trustees and approved by the sole common shareholder of the Trust in accordance with Maryland REIT law.

[signature page follows]

     IN WITNESS WHEREOF, this First Amendment to the Amended and Restated Declaration of Trust has been signed on this 1st day of July, 2005, by the undersigned President and Chief Executive Officer of the Trust who acknowledges that this First Amendment to the Amended and Restated Declaration of Trust is the act of the Trust and that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects and that the statement is made under the penalties for perjury.

PRIME GROUP REALTY TRUST
By:	/s/ JEFFREY A. PATTERSON
	Name:	Jeffrey A. Patterson
	Title:	President and Chief Executive Officer

ATTEST:
By:	/s/ JAMES F. HOFFMAN
	Name:	James F. Hoffman
	Title:	Executive Vice President - General Counsel and Secretary